                                                                   Exhibit 15(a)

                  PLAN OF DISTRIBUTION PURSUANT TO RULE 12B-1
                                       OF
                KIDDER, PEABODY CALIFORNIA TAX EXEMPT MONEY FUND

     Whereas, Kidder, Peabody California Tax Exempt Money Fund (the 'Fund') is engaged in business as an open-end management investment company and is registered as such under the Investment Company Act of 1940, as amended (the 'Act'); and

     Whereas, the Fund desires to adopt a Plan of Distribution pursuant to Rule 12b-1 (the 'Plan') under the Act, and the Trustees have determined that there is a reasonable likelihood that adoption of this Plan will benefit the Fund and its shareholders; and

     Whereas, the Fund currently employs Kidder, Peabody & Co. Incorporated ('Kidder, Peabody') as exclusive principal underwriter of the securities of which it is the issuer (the 'Fund's Shares'); and

     Whereas, the Fund and Kidder, Peabody propose, subject to the adoption of the Plan, to enter into an amended Distribution Agreement (the 'Amended Distribution Agreement') pursuant to which the Fund will continue to employ Kidder, Peabody as such exclusive principal underwriter;

     Now, Therefore, the Fund hereby adopts, and Kidder, Peabody hereby agrees to the terms of, this Plan in accordance with Rule 12-1 under the Act on the following terms and conditions:

          1. The Fund shall reimburse Kidder, Peabody as the exclusive principal underwriter of the Fund's Shares for its expenses in respect of the distribution of the Fund's Shares at the rate of up to .12 of 1% per annum of the Fund's average daily net assets. The amount of such reimbursement shall be accrued daily at the rate of .12 of 1% per annum and paid monthly or at such other intervals as the Trustees shall determine and shall be reconciled with Kidder, Peabody's actual expenses, but not greater than such .12 of 1% per annum, on an annual basis. The Fund is not authorized hereunder to reimburse Kidder, Peabody for expenses incurred more than 12 months prior to the date of such reimbursement.

          2. The expenses for which reimbursement is authorized hereunder are those which Kidder, Peabody may spend on any activities primarily intended to result in the sale of the Fund's Shares and the maintenance of accounts and account balances with the Fund, including, but not limited to, compensation to and expenses of Kidder, Peabody's Registered Representatives or other employees of Kidder, Peabody who engage in or support distribution of the Fund's Shares, service shareholder accounts or provide other services to current or prospective shareholders of the Fund; printing of prospectuses and reports for other than existing shareholders; and preparation, printing and distribution of sales literature and advertising materials. It is understood that Kidder, Peabody currently intends that approximately. 10 of 1% per annum of the Fund's average daily net assets shall be paid to Registered Representatives proportionately in respect of Fund Share balances maintained by clients of such Registered Representatives, and the balance on other activities. At least annually and in advance of any annual continuance of the Plan as contemplated by paragraph 3, Kidder, Peabody shall prepare and present to the Trustees a marketing plan and budgets, including reasonable estimates and projections of its contemplated distribution activities and attendant expenses, for the succeeding 12 month period.

          3. The Plan will continue in effect until October 31, 1989 unless terminated pursuant to its terms. This Plan shall, unless terminated as hereinafter provided, continue in full force and effect from year to year thereafter for so long as such continuance is specifically approved at least annually by votes of a majority of both (a) the Trustees of the Fund and (b) those Trustees of the Fund who are not 'interested persons' of the Fund (as defined in the Act) and have no direct or indirect financial interest in the operation of this Plan or any agreements related to it (the 'Rule 12b-1 Trustees'), cast in person at a meeting (or meetings) called for the purpose of voting on this Plan.

          4. Agreements related to the Plan shall be subject to the approval of the Trustees and the Rule 12b-1 Trustees in the manner required for continuance of this Plan, and shall be subject to the annual continuance thereof in the same manner. It is currently contemplated that the only such related agreement shall be the Amended Distribution Agreement.

          5. Kidder, Peabody shall provide to the Trustees of the Fund and the Trustees shall review, at least quarterly, a written report of the amounts so expended and the purposes for which such expenditures were made. Such reports shall provide a comparison with the budgets presented pursuant to paragraph 2 and shall explain material discrepancies between actual and budgeted expenditures.

          6. This Plan may be terminated at any time by vote of a majority of the Rule 12b-1 Trustees, or by a vote of a majority of the outstanding voting securities of the Fund. Upon termination as provided in this paragraph 6, the Fund shall immediately cease to make any payments hereunder or under any related agreement.

          7. This Plan may not be amended to increase materially the amount of distribution expenses provided for in paragraph 2 hereof, unless such amendment is approved by a vote of at least a majority (as defined in the Act) of the outstanding voting securities of the Fund and no material amendment to this Plan shall be made unless approved in the manner provided for annual continuance in paragraph 3 hereof.

          8. While this Plan is in effect, the selection and nomination of Trustees who are not interested persons (as defined in the Act) of the Fund shall be committed to the discretion of the Trustees who are not interested persons.

          9. The Fund shall preserve copies of this Plan, any related agreements and all plans presented and reports made pursuant to paragraphs 2 and 5 hereof for period of not less than six years from the date of this Plan, or the agreements or such plans and reports, as the case may be, the first two years in an easily accessible place.

     In Witness Whereof, the Fund and Kidder, Peabody have executed this Plan on the day and year set forth below in New York, New York.

Date: _________________________________

                                          KIDDER, PEABODY CALIFORNIA TAX EXEMPT
                                            MONEY FUND

                                          By: /s/ DAVID HARTMAN
                                              ----------------------------

Attest: /s/
        -------------------------------

                                          KIDDER, PEABODY & CO. INCORPORATED

                                          By: /s/
                                              ----------------------------

Attest: /s/ WILLIAM E. MCKINLEY
        -------------------------------

                    AMENDMENT EFFECTIVE FEBRUARY 1, 1990 TO
                  PLAN OF DISTRIBUTION PURSUANT TO RULE 12b-1
                                       OF
                KIDDER, PEABODY CALIFORNIA TAX EXEMPT MONEY FUND
                            DATED NOVEMBER 16, 1988

Amend paragraph 2 to read in its entirety as follow:

    2. The expenses for which reimbursement is authorized hereunder are those which Kidder, Peabody may spend on any activities primarily intended to result in the sale of the Fund's Shares and the maintenance of accounts and account balances with the Fund, including, but not limited to, compensation to and expenses of Kidder, Peabody's Registered Representatives, other selected broker-dealers or their Registered Representatives, or other employees of Kidder, Peabody who engage in or support distribution of the Fund's Shares, service shareholder accounts or provide other services to current or prospective shareholders of the Fund; printing of prospectuses and reports for other than existing shareholders; and preparation, printing and distribution of sales literature and advertising materials. It is understood that Kidder, Peabody currently intends that approximately .10% of 1% per annum of the Fund's average daily net assets shall be paid to Registered Representatives proportionately in respect of Fund Share balances maintained by clients of such Registered Representatives, and the balance on other activities. At least annually and in advance of any annual continuance of the Plan as contemplated by paragraph 3, Kidder, Peabody shall prepare and present to the Board of Directors a marketing plan and budgets, including reasonable estimates and projections of its contemplated distribution activities and attendant expenses, for the succeeding 12 month period.

     IN WITNESS WHEREOF, the Fund and Kidder, Peabody have executed this Amendment on the day and year set forth below in New York, New York.

Date: November 15, 1989                   KIDDER, PEABODY CALIFORNIA TAX EXEMPT
                                            MONEY FUND

                                          By: /s/
                                              ----------------------------

Attest:

/s/ LISA KELLMAN
-----------------------------

                                          KIDDER, PEABODY & CO. INCORPORATED

                                          By:
                                              ----------------------------

Attest:

/s/ ELIZABETH M. KNOBLOCK
-----------------------------